PetLife Explores New Scorpion Venom-Based Therapies for Growing Product Line

May 26, 2017

OTC Disclosure & News Service

HANCOCK, MD / ACCESSWIRE / May 26, 2017 / PetLife Pharmaceuticals, Inc. (OTCQB: PTLF) (the “Company”), a developer of a new generation of high potency veterinary cancer medications and nutraceuticals for pets, announced today that they are exploring various new products for their product line.

PetLife research has verified that scorpion venoms may also have antibacterial and anti-inflammatory properties. The action of most venoms may be due to the primary toxin but, also is likely influenced by other components in the venom. These components, even in small quantities, may hold the key to the true action of scorpion venom. The advantages of using natural venom, as opposed to synthetic venom, is that all components of the venom are included in the therapeutic formulation. The effect of certain venoms as anti-tumor agents has been cited in the literature. Aside from the known anti-tumorigenic action of the primary toxin, other components of the venom may explain the venom’s action on other disease state cells. The PetLife research team is evaluating the potential for scorpion venom-based therapy for common companion pet diseases, such as Lyme disease and arthritis.

Dr. Ralph Salvagno, CEO of PetLife, stated, “Traditionally, research in scorpion venom therapy has centered around the treatment of ‘envenomation,’ which is the scientific name for scorpion stings. Our research team recognizes the potential benefit of scorpion venom for the treatment of significant medical conditions that affect our pets and will continue with their research in this field. We hope to be able to add non-toxic natural-based treatment for several diseases to our portfolio in the future.”

About PetLife Pharmaceuticals, Inc.

PetLife Pharmaceuticals, Inc. (PTLF) (www.PetLifePharma.com) is a registered U.S. Veterinary Pharmaceutical company. PetLife’s mission is to bring its new, non-toxic, bioactive nutraceuticals and prescription medications to the world of veterinary oncology with the ultimate goal of preventing cancer and extending the life of pets suffering from cancer while improving their quality of life. The Company’s first product, VitalZul™, is currently in testing. VitalZul’s™ active ingredients have been shown to have activity against several different cancer cell lines. In the U.S. alone, consumer spending on domestic companion animals reached over $60 billion in 2015, with over $29 billion spent on veterinary care and medications. PetLife’s acquired brand, Dr. Geoff’s Real Food for Pets, will incorporate VitalZul™ in its pet food line in 2018.

Forward-Looking Statement:

This press release contains certain “forward-looking statements,” as defined in the United States PSLR Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management’s current expectations. The economic, competitive, governmental, technological and other factors identified in the Company’s previous filings with the Securities and Exchange Commission may cause actual results or events to differ materially from those described in the forward-looking statements in this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Press Contact

Clifford Price

clifford@PetLifePharma.com

844-473-8543 ext. 701

SOURCE: PetLife Pharmaceuticals, Inc.